UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                              --------------------


                                 Immucell, Corp.
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                    452525306
                                    ---------
                                 (CUSIP Number)


                                 April 23, 1998
                                 --------------
             (Date of Event Which Requires Filing of the Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 pages

                                  SCHEDULE 13G

CUSIP No. 452525306
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Paramount Capital Asset Management, Inc.


--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [ ]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      0
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       232,300
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         0
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         232,300

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         232,300


--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         9.56%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------


                                Page 2 of 9 pages

                                  SCHEDULE 13G

CUSIP No. 452525306
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         The Aries Trust, a Cayman Islands trust


--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]

                                                              (b)     [ ]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      0
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       122,650
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         0
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         122,650

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         122,650

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.05%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
         OO/1/
--------------------------------------------------------------------------------


--------
/1/  The Aries Trust is a Cayman Islands Trust.


                                Page 3 of 9 pages

                                  SCHEDULE 13G

CUSIP No. 452525306
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Aries Domestic Fund, L.P.

2)       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP   (a)  [ ]  (b)   [ ]

--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      0
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       109,650
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         0
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         109,650

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         109,650

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                             [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.51%
--------------------------------------------------------------------------------

12)      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------


                                Page 4 of 9 pages

                                  SCHEDULE 13G

CUSIP No. 452525306
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Lindsay A. Rosenwald, M.D.

2)       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP   (a)  [ ]   (b)  [ ]

--------------------------------------------------------------------------------
3)       SEC USE ONLY

--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      0
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       232,300
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         0
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         232,300

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         232,300

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                              [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         9.56%
--------------------------------------------------------------------------------

12)      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------


                                Page 5 of 9 pages

Item 1.

         (a) Name of Issuer:

               Immucell, Corp. (the "Company")

         (b) Address of Issuer's Principal Executive Offices:

               Immucell Corporation
               56 Evergreen Drive
               Portland, ME  04130

Item 2.

         (a) Name of Person Filing:

               This statement is filed on behalf of Paramount Capital Asset Management, Inc. ("Paramount Capital"), Aries Domestic Fund, L.P. ("Aries Domestic"), The Aries Trust ("Aries Trust") and Lindsay
               A. Rosenwald, M.D. ("Dr. Rosenwald" and collectively, "Reporting Parties"). See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them. Dr. Rosenwald is an investment banker, venture capitalist, fund manager and sole shareholder of Paramount Capital, a Subchapter S corporation incorporated in Delaware. Paramount
               Capital is the General Partner of Aries Domestic, a limited partnership incorporated in Delaware. Paramount Capital is the Investment Manager to Aries Trust, a Cayman Islands Trust.

         (b) Address of Principal Business Office or, if None, Residence:

               Paramount Capital's, Aries Domestic's and Dr. Rosenwald's business address is 787 Seventh Avenue, 48th Floor, New York, New York, 10019. The business address for Aries Trust is c/o MeesPierson (Cayman) Limited, P.O. Box 2003, British American Centre, Phase 3, Dr. Roy's Drive, George Town, Grand Cayman.

         (c) Citizen:

               Dr. Rosenwald is a citizen of the United States.

         (d) Title of Class of Securities:

               Common Stock, $0.10 par value ("shares").


                                Page 6 of 9 pages

         (e) CUSIP#: 452525306

Item 3.        Check  the  box if  this  statement  is  filed  pursuant  to Rule
               13d-1(c) [x]


Item 4.        Ownership:

               For information concerning the ownership of Common Stock of the Company by the Reporting Persons, see Items 5 through 9 and 11 of the cover pages to this schedule 13G and footnotes thereto.

Item 5.        Ownership of Five Percent or Less of a Class:

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

               Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the  Security  Being  Reported On By the Parent  Holding
               Company:

               Not applicable.

Item 8.        Identification and Classification of Members of the Group:

               Not applicable.

Item 9.        Notice of Dissolution of Group:

               Not applicable.

Item 10.       Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 7 of 9 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    PARAMOUNT CAPITAL ASSET MANAGEMENT, INC.

Dated:      May 8, 1998
            New York, NY            By /s/ Lindsay A. Rosenwald. M.D.
                                        ------------------------------
                                       Lindsay A. Rosenwald, M.D.
                                       President


                                    ARIES DOMESTIC FUND, L.P.
                                    By Paramount Capital Asset Management, Inc.
                                       General Partner

Dated:      May 8, 1998
            New York, NY            By /s/ Lindsay A. Rosenwald   M.D.
                                       ------------------------------
                                       Lindsay A. Rosenwald, M.D.
                                       President


                                    THE ARIES TRUST
                                    By Paramount Capital Asset Management, Inc.
                                       Investment Manager

Dated:      May 8, 1998
            New York, NY            By /s/ Lindsay A. Rosenwald, M.D.
                                       ------------------------------
                                       Lindsay A. Rosenwald, M.D.
                                       President

Dated:      May 8, 1998
            New York, NY            By /s/ Lindsay A. Rosenwald, M.D.
                                       ------------------------------
                                       Lindsay A. Rosenwald, M.D.



                                Page 8 of 9 pages

EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agrees to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Immucell, Corp., and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

                                    PARAMOUNT CAPITAL ASSET MANAGEMENT, INC.

Dated:      May 8, 1998
            New York, NY            By /s/ Lindsay A. Rosenwald. M.D.
                                        ------------------------------
                                       Lindsay A. Rosenwald, M.D.
                                       President


                                    ARIES DOMESTIC FUND, L.P.
                                    By Paramount Capital Asset Management, Inc.
                                       General Partner

Dated:      May 8, 1998
            New York, NY            By /s/ Lindsay A. Rosenwald   M.D.
                                       ------------------------------
                                       Lindsay A. Rosenwald, M.D.
                                       President


                                    THE ARIES TRUST
                                    By Paramount Capital Asset Management, Inc.
                                       Investment Manager

Dated:      May 8, 1998
            New York, NY            By /s/ Lindsay A. Rosenwald, M.D.
                                       ------------------------------
                                       Lindsay A. Rosenwald, M.D.
                                       President

Dated:      May 8, 1998
            New York, NY            By /s/ Lindsay A. Rosenwald, M.D.
                                       ------------------------------
                                       Lindsay A. Rosenwald, M.D.


                                Page 9 of 9 pages